Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bio-Path Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid (1)	Equity	Common Stock, par value $0.001 per share	Other (2)	1,300,000 (3)	$1.4605	$ 1,898,650	0.00011020	$209.23
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					$1,898,650		$209.23
	Total Fee Offsets							$0.00
	Net Fee Due							$209.23

(1)	Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of common stock issuable under the terms of the Bio-Path Holdings, Inc. 2022 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of Bio-Path Holdings, Inc.’s common stock as reported on the Nasdaq Capital Market on March 13, 2023.

(3)	Consists of shares of common stock issuable in respect of awards to be granted under the Bio-Path Holdings, Inc. 2022 Stock Incentive Plan.